FOR IMMEDIATE RELEASE	CONTACT:
Thursday, October 31, 2019	Kathleen Till Stange, V.P. Corporate & Investor Relations
(515) 226-6780, Kathleen.TillStange@FBLFinancial.com

FBL Financial Group Reports Third Quarter 2019 Results

West Des Moines, Iowa, October 31, 2019 -

Financial Highlights
(Dollars in thousands, except per share data)

	Three months ended September 30,
	2019	2018
Net income attributable to FBL Financial Group	$25,129	$31,010
Adjusted operating income(1)	25,215	31,872
Earnings per common share (assuming dilution):
Net income	1.01	1.24
Adjusted operating income(1)	1.02	1.28

FBL Financial Group, Inc. (NYSE: FFG) today reported net income attributable to FBL Financial Group for the third quarter of 2019 of $25.1 million, or $1.01 per diluted common share, compared to $31.0 million, or $1.24 per diluted common share, for the third quarter of 2018. Adjusted operating income(1) totaled $25.2 million, or $1.02 per common share, for the third quarter of 2019, compared to $31.9 million, or $1.28 per common share, for the third quarter of 2018. Third quarter 2019 earnings per share reflects:

•
A negative impact of $0.09 per share from unlocking actuarial assumptions used in the calculation of deferred acquisition costs, unearned revenue reserves and certain reserves on interest sensitive products

•	Unfavorable mortality results in the Life segment

•	Lower spread income in the Annuity segment

•	Continued investment in the Wealth Management initiative

•	A nonrecurring tax benefit totaling $0.10 per share due to the execution of a tax planning strategy

Adjusted operating income differs from the GAAP measure, net income attributable to FBL Financial Group, in that it excludes the initial impact of changes in federal statutory income tax rates and tax laws, realized gains and losses on investments, and the change in net unrealized gains and losses on derivatives and equity securities. For further information on this non-GAAP financial measure, please refer to Note (1) and the reconciliation provided within this release.

"FBL Financial Group's third quarter 2019 earnings results were below our expectations. This was due to several factors, including our annual actuarial assumption review, higher mortality benefits and lower spread income from the decline in investment yields," said James P. Brannen, Chief Executive Officer of FBL Financial Group, Inc. "We continue to benefit from our balanced book of life and annuity business to provide earnings stability. As we look ahead toward the close of 2019, we remain focused on financial discipline and supporting our exclusive Farm Bureau agency force as we work together to serve the needs of the Farm Bureau niche market."

Product Revenues. Premiums and product charges for the third quarter of 2019 totaled $78.1 million compared to $79.3 million in the third quarter of 2018. Interest sensitive product charges were flat while traditional life insurance premiums decreased two percent during the quarter. Premiums collected(2) in the third quarter of 2019 totaled $142.1 million compared to $141.7 million in the third quarter of 2018. Total life insurance premiums collected increased two percent while annuity premiums collected were flat, impacted by the low market interest rate environment.

Investment Income. Net investment income in the third quarter of 2019 totaled $101.5 million, compared to $105.8 million in the third quarter of 2018. This decrease is due to a decrease in derivative income and the impact of lower investment yields. The annualized yield earned on average invested assets, with securities at amortized cost, including investments held as securities and indebtedness of related parties, was 4.97 percent for the nine months ended September 30, 2019 compared to 5.16 percent for the nine months ended September 30, 2018. At September 30, 2019, 98 percent of the fixed maturity securities in FBL Financial Group's investment portfolio were investment grade debt securities.

Benefits, Expenses and Taxes. Benefits and expenses totaled $158.6 million in the third quarter of 2019, compared to $153.9 million in the third quarter of 2018. Death benefits, net of reinsurance and reserves released, totaled $30.2 million in the third quarter of 2019, compared to $29.4 million in the third quarter of 2018. By its nature, mortality experience can fluctuate from quarter to quarter. Federal income taxes were reduced $2.5 million, or $0.10 per share, during the third quarter of 2019 due to the execution of a tax planning strategy.

Unlocking. During the third quarter of 2019, FBL Financial Group unlocked the assumptions used in the calculation of deferred acquisition costs, unearned revenue reserves and certain reserves on interest sensitive products. This unlocking resulted in a pre-tax unfavorable impact of $2.7 million, or $0.09 per share after-tax.

Net Realized Gains. In the third quarter of 2019, FBL Financial Group recognized net realized gains on investments of $0.7 million. This is attributable to realized gains of $0.5 million and a gain from the increase in fair value of equity securities of $0.2 million.

Stock Repurchases. During the third quarter of 2019, FBL Financial Group did not repurchase any shares of its Class A or Class B common stock. FBL Financial Group has $36.3 million remaining under its current stock repurchase program.

Capital and Book Value. As of September 30, 2019, the book value per share of FBL Financial Group common stock totaled $61.28, compared to $47.78 at December 31, 2018. Book value per share, excluding accumulated other comprehensive income(3), totaled $44.81 at September 30, 2019, compared to $44.09 at December 31, 2018. The September 30, 2019 company action level risk based capital ratio of

FBL Financial Group's wholly owned subsidiary, Farm Bureau Life Insurance Company, was approximately 555 percent.

Further Financial Information. Further information on FBL Financial Group's financial results, including results by segment, may be found in FBL Financial Group's financial supplement, available on its website, www.fblfinancial.com.

Conference Call. FBL Financial Group will hold a conference call with investors tomorrow, November 1, 2019, at 11:00 a.m. Eastern Time. The call will be webcast and a replay will be available on FBL Financial Group's website.

Certain statements in this release concerning FBL Financial Group's prospects for the future are forward-looking statements intended to qualify for the “safe harbor” from liability established by the Private Securities Litigation Reform Act. These statements generally can be identified by their context, including terms such as “believes,” “anticipates,” “expects,” or similar words. These statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied in the forward-looking statement. These risks and uncertainties are detailed in FBL Financial Group's reports filed with the Securities and Exchange Commission and include, but are not limited to, changes in interest rates, difficult conditions in financial markets and the economy, lack of liquidity and access to capital, investment valuations, competitive factors, a decrease in ratings, changes in laws and regulations, differences between actual claims experience and underwriting assumptions, relationships with Farm Bureau organizations, the ability to attract and retain sales agents and adverse results from litigation. These forward-looking statements are based on assumptions which FBL Financial Group believes to be reasonable; however, no assurance can be given that the assumptions will prove to be correct. FBL Financial Group undertakes no obligation to update any forward-looking statements.

FBL Financial Group is a holding company with the purpose to protect livelihoods and futures. Operating under the consumer brand name Farm Bureau Financial Services, its affiliates offer a broad range of life insurance, annuity and investment products distributed by multiline exclusive Farm Bureau agents. In addition, FBL Financial Group manages all aspects of two Farm Bureau affiliated property-casualty insurance companies for a management fee. Headquartered in West Des Moines, Iowa, FBL Financial Group is traded on the New York Stock Exchange under the symbol FFG. For more information, please visit www.fblfinancial.com and www.fbfs.com.

- FINANCIAL INFORMATION AND NOTES FOLLOW -

FBL Financial Group, Inc.
Consolidated Statements of Operations (Unaudited)
(Dollars in thousands, except per share data)

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
Revenues:
Interest sensitive product charges	$31,135	$31,161	$94,935	$92,165
Traditional life insurance premiums	46,982	48,124	147,361	148,712
Net investment income	101,478	105,757	316,012	310,753
Net realized capital gains (losses)	696	(709)	11,230	(1,615)
Net other-than-temporary impairment losses recognized in earnings	(50)	(50)	(919)	(1,090)
Other income	4,417	3,828	12,501	12,065
Total revenues	184,658	188,111	581,120	560,990

Benefits and expenses:
Interest sensitive product benefits	67,147	70,145	202,966	194,127
Traditional life insurance benefits	42,877	44,168	131,512	133,349
Policyholder dividends	2,441	2,480	7,539	7,591
Underwriting, acquisition and insurance expenses	39,197	30,834	114,334	107,621
Interest expense	1,213	1,212	3,637	3,638
Other expenses	5,764	5,061	18,649	16,281
Total benefits and expenses	158,639	153,900	478,637	462,607
	26,019	34,211	102,483	98,383
Income taxes	(1,642)	(4,818)	(13,429)	(14,462)
Equity income, net of related income taxes	799	1,642	2,423	3,441
Net income	25,176	31,035	91,477	87,362
Net (income) loss attributable to noncontrolling interest	(47)	(25)	(7)	16
Net income attributable to FBL Financial Group, Inc.	$25,129	$31,010	$91,470	$87,378

Earnings per common share - assuming dilution	$1.01	$1.24	$3.69	$3.50

Weighted average common shares	24,758,639	24,918,725	24,760,311	24,946,752
Effect of dilutive securities	10,035	11,076	10,773	13,317
Weighted average common shares - diluted	24,768,674	24,929,801	24,771,084	24,960,069

(1) Reconciliation of Net Income Attributable to FBL Financial Group to Adjusted Operating Income - Unaudited

FBL Financial Group consistently utilizes adjusted operating income, a financial measure common in the life insurance industry that is not prepared in accordance with U.S. generally accepted accounting principles (GAAP), as a primary economic measure to evaluate its financial performance. Adjusted operating income consists of net income attributable to FBL Financial Group adjusted to exclude the initial impact of changes in federal statutory income tax rates and tax laws, realized gains and losses on investments, and the change in fair value of derivatives and equity securities, which can fluctuate greatly from period to period. These fluctuations make it difficult to analyze core operating trends. In addition, for derivatives not designated as hedges, there is a mismatch between the valuation of the asset and liability when deriving net income (loss). Specifically, call options relating to indexed business are one-year assets while the embedded derivatives in the indexed contracts represent the rights of the contract holder to receive index credits over the entire period the indexed products are expected to be in force. This non-GAAP measure is used for goal setting, determining short-term incentive compensation and evaluating performance on a basis comparable to that used by many in the investment community. FBL Financial Group believes the presentation and evaluation of adjusted operating income provides information that may enhance an investor's understanding of FBL Financial Group's underlying results and profitability. A reconciliation is provided in the following table:

	Three months ended		Nine months ended
	September 30,		September 30,
	2019	2018	2019	2018
	(Dollars in thousands, except per share data)
Net income attributable to FBL Financial Group	$25,129	$31,010	$91,470	$87,378
Adjustments:
Initial impact of the Tax Act(a)	—	(617)	—	(617)
Net realized gains/losses on investments(b)	(440)	603	(7,960)	2,132
Change in net unrealized gains/losses on derivatives(b)	526	876	(657)	1,191
Adjusted operating income	$25,215	$31,872	$82,853	$90,084

Adjusted operating income per common share - assuming dilution	$1.02	$1.28	$3.34	$3.60

(a) Amount represents a change in the provisional estimate of the impact of the Tax Cuts and Jobs Act of 2017 on deferred tax assets and liabilities as of December 31, 2017.

(b) Net of adjustments, as applicable, to amortization of unearned revenue reserves, deferred acquisition costs, value of insurance in force acquired, interest sensitive policy reserves and income taxes attributable to these items.

(2) Premiums Collected - Net statutory premiums collected is a non-GAAP measure and includes premiums collected from annuities and universal life-type products. It is a useful metric for investors as it is a measure of sales production.
For GAAP reporting, these premiums received are not reported as revenues.

(3) Reconciliation of Book Value Per Share Excluding Accumulated Other Comprehensive Income - Unaudited

	September 30, 2019	December 31, 2018
Book value per share	$61.28	$47.78
Less: Per share impact of accumulated other comprehensive income	16.47	3.69
Book value per share, excluding accumulated other comprehensive income	$44.81	$44.09

Book value per share excluding accumulated other comprehensive income is a non-GAAP financial measure. Accumulated other comprehensive income totaled $406.2 million at September 30, 2019 and $91.3 million at December 31, 2018. Since accumulated other comprehensive income fluctuates from quarter to quarter due to unrealized changes in the fair value of investments caused principally by changes in market interest rates, FBL Financial Group believes this non-GAAP financial measure provides useful supplemental information.

FBL Financial Group, Inc.
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	September 30, 2019	December 31, 2018
Assets
Investments	$9,109,125	$8,414,118
Cash and cash equivalents	13,007	19,035
Deferred acquisition costs	253,112	418,802
Other assets	441,139	420,394
Assets held in separate accounts	612,338	561,281
Total assets	$10,428,721	$9,833,630

Liabilities and stockholders' equity
Liabilities
Future policy benefits	$7,325,794	$7,205,471
Other policy funds, claims and benefits	595,453	615,177
Debt	113,000	97,000
Other liabilities	267,799	170,442
Liabilities related to separate accounts	612,338	561,281
Total liabilities	8,914,384	8,649,371

Stockholders' equity
FBL Financial Group, Inc. stockholders' equity:
Preferred stock	3,000	3,000
Class A common stock	152,566	152,652
Class B common stock	72	72
Accumulated other comprehensive income	406,175	91,318
Retained earnings	952,397	937,097
Total FBL Financial Group, Inc. stockholders' equity	1,514,210	1,184,139
Noncontrolling interest	127	120
Total stockholders' equity	1,514,337	1,184,259
Total liabilities and stockholders' equity	$10,428,721	$9,833,630

Common shares outstanding	24,662,308	24,718,815

####